Infinity Property and Casualty Reports 14.7% Gross Written Premium Growth for the Third Quarter of 2010

BIRMINGHAM, Ala., Nov. 4, 2010 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance, today reported results for the three and nine months ended September 30, 2010:

	Three months ended September 30,			Nine months ended September 30,
(in millions, except per share amounts and ratios)	2010	2009	Change	2010	2009	Change

Gross written premium	$243.8	$212.6	14.7%	$735.9	$649.9	13.2%
Revenues	$251.7	$210.4	19.6%	$711.9	$658.7	8.1%

Net earnings	$30.8	$8.2	274.9%	$62.7	$35.9	74.6%
Net earnings per diluted share	$2.39	$0.60	298.3%	$4.72	$2.58	82.9%

Operating earnings (1)	$22.8	$19.8	15.1%	$54.9	$53.0	3.7%
Operating earnings per diluted share (1)	$1.76	$1.44	22.2%	$4.13	$3.80	8.7%

Underwriting income (1)	$26.9	$22.2	21.2%	$62.6	$55.8	12.1%
Combined ratio	88.4%	89.5%	(1.1) pts	90.7%	91.3%	(0.6) pts

Return on equity	19.3%	5.7%	13.6 pts	13.2%	8.6%	4.6 pts
Operating income return on equity (1)	14.2%	13.7%	0.5 pts	11.5%	12.6%	(1.1) pts

Book value per share				$51.91	$43.56	19.2%
Debt to total capital				23.0%	25.2%	(2.2) pts
Debt to tangible capital (1)				25.2%	27.8%	(2.6) pts
(1) Measures used in this release that are not based on generally accepted accounting principles ("non-GAAP") are defined at the end of this release and reconciled to the most comparable GAAP measure.

Gross written premium grew 14.7% during the third quarter of 2010 compared with the same period in 2009 with growth in seven of the eight Focus States.  Premium in California, Infinity's largest state, increased 7.3% during the third quarter of 2010.

Favorable development on prior accident year loss and loss adjustment expense reserves recognized in earnings during the third quarter and first nine months of 2010 was $16.8 million, pre-tax ($0.85 per diluted share after-tax) and $53.8 million, pre-tax ($2.63 per diluted share after-tax), respectively.  The favorable development during the third quarter and first nine months of 2010 resulted primarily from bodily injury and property damage coverages in the states of California, Florida, Connecticut, Pennsylvania and Texas as well as the Commercial Vehicle product related to accident years 2009, 2008 and 2007.  During the third quarter of 2010, Infinity also recognized favorable development from the first two accident quarters of 2010 of approximately $4.7 million, pre-tax.

Favorable development on prior accident year loss and loss adjustment expense reserves for the third quarter and first nine months of 2009 was $13.2 million, pre-tax ($0.62 per diluted share after-tax) and $33.4 million pre-tax ($1.56 per diluted share after-tax), respectively.  During the third quarter of 2009, Infinity also recognized favorable development from the first two accident quarters of 2009 of approximately $6.7 million, pre-tax.  Excluding the favorable development, Infinity's combined ratio for the first nine months of 2010 has increased compared to the first nine months of 2009.  The loss ratio has increased primarily due to the double-digit growth in many of the Focus States during the first nine months of 2010 as new business typically generates a higher loss ratio compared with renewal business.  In addition, Infinity experienced an increase in its expense ratio as the overall commission ratio has increased due to higher commission rates paid on new business.

Contributing to the increase in net earnings for the third quarter and first nine months of 2010 compared with the same period of the prior year was an increase in net realized gains on investments.  Infinity had $8.0 million and $7.6 million of net realized gains during the third quarter and first nine months of 2010 compared with net realized losses of $12.1 million and 18.1 million during the same periods of 2009.

James Gober, Infinity's Chairman, President and CEO stated, "Given the actions we have taken over the last couple of quarters, we are pleased our estimated 2010 accident year combined ratio has improved from the estimate at June.  Our efforts will continue to be focused on achieving growth at a combined ratio which will allow us to reach our long-term return objectives."

2010 Earnings Guidance

Infinity is increasing its operating earnings guidance to $4.50 - $5.00.  The operating earnings guidance reflects favorable development on prior accident year loss and loss adjustment expense reserves recognized in earnings during the first nine months of 2010, but does not include any additional favorable reserve development during the fourth quarter of 2010.  In addition, as a result of continued growth in the third quarter and moderating accident year results, Infinity has also revised its gross premium growth and accident year combined ratio guidance.  The revised operating earnings guidance reflects gross premium growth between 10.0% and 12.5% for 2010 compared with the prior year's premium, and an accident year combined ratio, which excludes the $53.8 million of favorable development on prior accident year loss and loss adjustment expense reserves recognized during the first nine months of 2010, between 98.0% and 99.0%.  Infinity's previously issued operating earnings guidance of $3.35 - $3.75 reflected gross premium growth between 7.5% and 10.0% and an accident year combined ratio between 98.5% and 99.5%.

Share and Debt Repurchase Program

During the third quarter of 2010, Infinity repurchased 316,500 shares at an average price, excluding commissions, of $47.63.  Infinity has $44.4 million of capacity left under its share and debt repurchase program, which expires December 31, 2011.

Forward-Looking Statements

This press release, notably "2010 Earnings Guidance," contains certain statements that could be considered "forward-looking statements" made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements which include the words "assumes," "believes," "seeks," "expects," "may," "should," "intends," "likely," "targets," "plans," "anticipates," "estimates" or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

The primary events or circumstances that could cause actual results to differ materially from those expected by Infinity include determinations with respect to reserve adequacy, realized gains or losses on the investment portfolio (including other-than-temporary impairments for credit losses), rising bodily injury loss cost trends, undesired business mix or risk profile for new business, elevated unemployment rates, and the proliferation of illegal immigration legislation in key focus states. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity's filings with the Securities and Exchange Commission.

Conference Call

The Company will hold a conference call to discuss third quarter 2010 results at 11:00 a.m. (ET) today, November 4.   There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-888-679-8018 and providing the confirmation code 83929591.  Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available two hours following the completion of the call, at around 2:00 p.m. (ET), and will run until Thursday, November 11, 2010. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 52870961.  The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity's website, http://www.infinityauto.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity's website approximately two hours following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation Statements of Earnings (in millions, except EPS and dividends)
(unaudited)	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues:
Earned premium	$232.5	$210.3	$670.2	$638.7
Net investment income	11.1	12.1	34.0	37.9
Net realized gains (losses) on investments (1)	8.0	(12.1)	7.6	(18.1)
Other income	0.1	0.0	0.2	0.1
Total revenues	251.7	210.4	711.9	658.7

Costs and Expenses:
Losses and loss adjustment expenses (2)	152.3	141.1	452.2	443.2
Commissions and other underwriting expenses	53.3	47.1	155.3	139.8
Interest expense	2.7	2.8	8.1	8.3
Corporate general and administrative expenses	2.1	1.6	6.2	5.2
Other expenses	(0.4)	0.4	2.2	1.8
Total costs and expenses	210.0	192.9	624.0	598.2

Earnings before income taxes	41.6	17.4	87.9	60.4
Provision for income taxes	10.8	9.2	25.2	24.5
Net Earnings	$30.8	$8.2	$62.7	$35.9

Earnings per Common Share:
Basic	$2.45	$0.61	$4.83	$2.62
Diluted	$2.39	$0.60	$4.72	$2.58

Average Number of Common Shares:
Basic	12.6	13.5	13.0	13.7
Diluted	12.9	13.8	13.3	13.9

Cash Dividends per Common Share	$0.14	$0.12	$0.42	$0.36
Note: Columns may not foot due to rounding
Notes:
(1) Net realized gains (losses) before impairment losses	$8.1	$(1.1)	$9.5	$1.3

Total other-than-temporary impairment ("OTTI") losses	(0.0)	(0.3)	(0.2)	(11.8)
Non-credit portion in other comprehensive income	-	-	-	3.8
OTTI losses reclassified from other comprehensive income	(0.1)	(10.8)	(1.8)	(11.3)
Net impairment losses recognized in earnings	(0.2)	(11.0)	(2.0)	(19.4)

Total net realized gains (losses) on investments	$8.0	$(12.1)	$7.6	$(18.1)
Note: Columns may not foot due to rounding

(2) Losses and loss adjustment expenses for the three months ended September 30, 2010 and September 30, 2009 include $16.8 million, pre-tax, and $13.2 million, pre-tax, of favorable development on prior accident year loss and loss adjustment expense reserves, respectively.

Losses and loss adjustment expenses for the nine months ended September 30, 2010 and September 30, 2009 include $53.8 million, pre-tax, and $33.4 million, pre-tax, of favorable development on prior accident year loss and loss adjustment expense reserves, respectively.

Infinity Property and Casualty Corporation Balance Sheets (in millions, except book value per share)
	September 30, 2010 (unaudited)	June 30, 2010 (unaudited)	December 31, 2009 (audited)
Assets:
Investments:
Fixed maturities, at fair value	$1,207.8	$1,190.2	$1,146.7
Equity securities, at fair value	40.8	36.8	39.4
Total investments	1,248.6	1,226.9	1,186.1
Cash and cash equivalents	65.4	63.1	99.7
Accrued investment income	11.9	11.9	11.2
Agents' balances and premium receivable	346.4	335.6	295.7
Property and equipment (net of depreciation)	26.9	28.3	27.9
Prepaid reinsurance premium	2.0	1.9	1.5
Recoverable from reinsurers	17.3	18.7	18.0
Deferred policy acquisition costs	81.8	78.1	68.8
Current and deferred income taxes	6.7	11.7	10.3
Other assets	12.1	14.0	9.1
Goodwill	75.3	75.3	75.3
Total assets	$1,894.5	$1,865.6	$1,803.7

Liabilities and Shareholders' Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$497.5	$502.3	$509.1
Unearned premium	438.1	428.0	376.1
Payable to reinsurers	-	-	0.1
Long-term debt	194.7	194.7	194.7
Commissions payable	21.3	20.2	18.0
Payable for securities purchased	9.7	4.8	17.6
Other liabilities	81.6	86.5	70.0
Total liabilities	1,242.8	1,236.4	1,185.5

Shareholders' Equity:
Common stock	21.2	21.1	21.1
Additional paid-in capital	348.4	346.7	344.0
Retained earnings (1)	598.4	569.4	541.2
Accumulated other comprehensive income, net of tax	37.1	30.3	19.5
Treasury stock, at cost (2)	(353.4)	(338.3)	(307.6)
Total shareholders' equity	651.7	629.2	618.2
Total liabilities and shareholders' equity	$1,894.5	$1,865.6	$1,803.7

Shares outstanding	12.6	12.8	13.5
Book value per share	$51.91	$48.98	$45.80
Note: Columns may not foot due to rounding

Notes:

(1) The change in retained earnings from June 30, 2010 is a result of net income of $30.8 million less shareholder dividends of $1.8 million.  The change in retained earnings from December 31, 2009 is a result of net income of $62.7 million less shareholder dividends of $5.4 million.

(2) Infinity repurchased 316,500 common shares during the third quarter of 2010 at an average per share price, excluding commissions, of $47.63.  Infinity repurchased 1,003,500 during the first nine months of 2010 at an average per share price, excluding commissions, of $45.62.

Definitions of Non-GAAP Financial and Operating Measures

Operating earnings are defined as net earnings, before realized gains and losses on investments and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses on investments can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Underwriting income measures the insurer's profit on insurance sales after all losses and expenses have been paid.  It is calculated by deducting losses and loss adjustment expenses and underwriting expenses from premiums earned.  Infinity reports this non-GAAP measure to show profitability before inclusion of investment income, holding company expenses or taxes and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Tangible capital is defined as total capital (long-term debt plus total shareholders' equity) less intangible assets.  Infinity reports this non-GAAP measure because it is a measure often used by debt-holders and rating agencies when evaluating financial leverage.  Total capital is the most comparable GAAP measure.

Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	Three months ended September 30,		Nine months ended September 30,
(in millions, except EPS)	2010	2009	2010	2009

Earned premium	$232.5	$210.3	$670.2	$638.7
Losses and loss adjustment expenses	(152.3)	(141.1)	(452.2)	(443.2)
Commissions and other underwriting expenses	(53.3)	(47.1)	(155.3)	(139.8)

Underwriting income	26.9	22.2	62.6	55.8

Net investment income	11.1	12.1	34.0	37.9
Other income	0.1	0.0	0.2	0.1
Interest expense	(2.7)	(2.8)	(8.1)	(8.3)
Corporate general and administrative expenses	(2.1)	(1.6)	(6.2)	(5.2)
Other expenses	0.4	(0.4)	(2.2)	(1.8)

Pre-tax operating earnings	33.7	29.5	80.3	78.5

Provision for income taxes	(10.9)	(9.7)	(25.4)	(25.6)

Operating earnings, after-tax	22.8	19.8	54.9	53.0

Realized gains (losses) on investments, pre-tax	8.0	(12.1)	7.6	(18.1)
Provision for income taxes	(2.8)	4.2	(2.7)	6.3
Decrease (increase) in provision for tax valuation allowance	2.8	(3.7)	2.9	(5.3)
Realized gains (losses) on investments, net of tax	8.0	(11.6)	7.8	(17.0)

Net earnings	$30.8	$8.2	$62.7	$35.9

Operating earnings per diluted share	$1.76	$1.44	$4.13	$3.80
Realized gains (losses) on investments, net of tax	0.41	(0.57)	0.37	(0.84)
Decrease (increase) in provision for tax valuation allowance	0.22	(0.27)	0.22	(0.38)
Net earnings per diluted share	$2.39	$0.60	$4.72	$2.58

Note: Columns may not foot due to rounding

Below is a schedule that reconciles tangible capital, a non-GAAP measure, to total capital:

	September 30, 2010	September 30, 2009

Tangible capital	$771.2	$717.0
Goodwill	75.3	75.3

Total Capital	$846.4	$792.3
Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on its website.  To access the supplemental financial information, go to www.infinityauto.com and click on "Investor Relations" followed by "Quarterly Reports."

CONTACT: Amy Jordan, Investor Relations, +1-205-803-8186, amy.jordan@ipacc.com